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                                 EXHIBIT (b)(1)
              [LETTERHEAD OF NATIONSBANC MONTGOMERY SECURITIES LLC]

February 12, 1998

Special Committee of the Board of Directors
Bertucci's, Inc.
14 Audubon Road
Wakefield, MA 01880

Gentlemen:

    We understand that Ten Ideas, Inc. a Delaware corporation, ("Parent"), Ten Ideas Acquisition Corporation, a Massachusetts corporation and a wholly-owned subsidiary of Parent ("Buyer"), and Bertucci's, Inc. ("Seller"), a Massachusetts corporation, propose to enter into an Agreement and Plan of Merger (the "Merger Agreement"), a draft of which has been provided to us by management of Seller, pursuant to which Buyer will be merged with and into Seller, which will be the surviving entity (the "Merger"). Pursuant to the Merger, as more fully described in the Merger Agreement, we understand that each outstanding share of the common stock, $0.005 par value per share ("Seller Common Stock"), of Seller will be converted into the right to receive $8.00 in cash (the "Consideration"). The terms and conditions of the Merger are set forth in more detail in the Merger Agreement.

    You have asked for our opinion as investment bankers as to whether the Consideration to be received by the shareholders of Seller pursuant to the Merger is fair to such shareholders from a financial point of view, as of the date hereof.

    In connection with our opinion, we have, among other things: (i) reviewed certain publicly available financial and other data with respect to Seller, including the consolidated financial statements for recent years and interim periods through December 27, 1997, and certain other relevant financial and operating data relating to Seller made available to us from published sources and from the internal records of Seller; (ii) reviewed the financial terms and conditions of the draft Merger Agreement; (iii) reviewed certain publicly available information concerning the trading of, and the trading market for, Seller Common Stock; (iv) compared Seller from a financial point of view with certain other companies in the restaurant industry which we deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the restaurant industry which we deemed to be comparable, in whole or in part, to the Merger; (vi) reviewed and discussed with representatives of the management of Seller certain information of a business and financial nature regarding Seller, furnished to us by management of Seller, including financial forecasts and related assumptions of Seller; (vii) made inquiries regarding and discussed the Merger and the draft Merger Agreement and other matters related thereto with Seller's counsel; (viii) made inquiries of selected third parties identified by us in consultation with Seller on a confidential basis regarding an investment in or acquisition of Seller; and (ix) performed such other analyses and examinations as we have deemed appropriate. We have also assumed that the Buyer will be provided with the funds necessary to consummate the Merger.

    In connection with our review, we have not assumed any obligation independently to verify the foregoing information and have relied on its being accurate and complete in all material respects. With

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respect to the financial forecasts for Seller provided to us by management of
Seller, upon your advice and with your consent we have assumed for purposes of our opinion that the forecasts have been reasonably prepared on bases reflecting the best available estimates and judgments of management of Seller at the time they were provided to us as to the future financial performance of Seller and that they provide a reasonable basis upon which we can form our opinion. We have also assumed that there have been no material changes in Seller's assets, financial condition, results of operations, business or prospects since the respective dates of its last financial statements made available to us. We have relied on advice of the counsel and the independent accountants to Seller as to all legal and financial reporting matters with respect to Seller, the Merger and the draft Merger Agreement. We have assumed that the Merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Exchange Act of 1934 and all other applicable federal and state statutes, rules and regulations. In addition, we have not assumed responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of Seller, nor have we been furnished with any such appraisals. Finally, our opinion is based on economic, monetary and market and other conditions as in effect on, and the information made available to us as of, the date hereof.

    We have further assumed with your consent that the Merger will be consummated in accordance with the terms described in the draft Merger Agreement, without any further amendments thereto, and without wavier by Seller of any of the conditions to its obligations thereunder.

    We have acted as a financial advisor to Seller in connection with the Merger and will receive a fee for our services, including rendering this opinion, a significant portion of which is contingent upon the consummation of the Merger. In the ordinary course of our business, we trade the equity securities of Seller for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. We have also acted as an underwriter in connection with offerings of securities of Seller.

    Based upon the foregoing and in reliance thereon, it is our opinion as investment bankers that the Consideration to be received by the shareholders of Seller pursuant to the Merger is fair to such shareholders from a financial point of view, as of the date hereof.

    This opinion is directed to the Special Committee of the Board of Directors of Seller in its consideration of the Merger and is not a recommendation to any shareholder as to how such shareholder should vote with respect to the Merger. Further, this opinion addresses only the financial fairness of the Consideration to the shareholders and does not address any other aspect of the Merger including, without limitation, the relative merits of the Merger, any alternatives to the Merger or Seller's underlying decision to proceed with or effect the Merger. This opinion may not be used or referred to by Seller, or quoted or disclosed to any person in any manner, without our prior written consent, which consent is hereby given to the inclusion of this opinion in any proxy statement and Schedule 13E-3 filed with the Securities and Exchange Commission in connection with the Merger.

                                          Very truly yours,

                                          /s/ NationsBanc Montgomery Securities
                                          LLC

                                          NationsBanc Montgomery
                                          Securities LLC

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